Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF RESTATEMENT

OF

U.S. RESTAURANT PROPERTIES, INC.

U.S. Restaurant Properties, Inc., a Maryland corporation, hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: The charter of the corporation is hereby amended as indicated in Exhibit A attached hereto;

SECOND: This amendment of the charter of the corporation has been approved by the board of directors in accordance with Sections 2-605 and 2-108 of the Maryland General Corporation Law; and

THIRD: These Articles of Amendment shall be effective 4:00 p.m. Eastern Standard Time on February 24, 2005.

We, the undersigned President and Secretary of U.S. Restaurant Properties, Inc., swear under penalties of perjury that the foregoing is a corporate act.

Dated this 24th day of February, 2005.

/s/ Robert J. Stetson Robert J. Stetson President and Chief Executive Officer

/s/ Stacy M. Riffe Stacy M. Riffe Chief Financial Officer and Secretary

EXHIBIT A

FIRST: The Restated Articles of Incorporation (the “Articles of Incorporation”) are hereby amended by striking out ARTICLE IV in its entirety and inserting in lieu thereof the following:

ARTICLE IV

AUTHORIZED STOCK

SECTION 4.1 Total Capitalization. The total number of shares of all classes of capital stock that the Corporation has authority to issue is Eight Hundred Million (800,000,000) shares, consisting of (i) One Hundred Million (100,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”); (ii) Three Hundred Million (300,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and (iii) Four Hundred Million (400,000,000) shares of excess stock, par value $0.001 per share (the “Excess Stock”). The aggregate par value of all of the authorized shares of all classes of capital stock having par value is Eight Hundred Thousand Dollars ($800,000). The Board of Directors may classify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.